Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution and 2011 Reserve Quantities
     DALLAS, TEXAS, May 19, 2011—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.228779 per unit. The distribution will be payable June 9, 2011 to unitholders of record on May 31, 2011, according to the Trustee, U.S. Trust.
     This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from January 1, 2011 to March 31, 2011. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 534 million cubic feet (“MMcf”) during this period compared to 583 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.13 per mcf compared to $3.81 per mcf for the previous quarter.
     Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2011, attributable to the Trust from the properties appraised are approximately 14.7 billion cubic feet of gas with a future net value of approximately $60,310,551 with a 10% discounted value of $36,496,504.
     With the estimated quantities of this year’s reserve estimate of 14.7 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 5 to 7 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 11, 2011 and is available to all unitholders at this time on the Trust website.
     The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties currently owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HighMount Black Warrior Basin, LLC (“HBWB”), an indirect subsidiary of Loews Corporation.
     On May 18, 2010, HBWB notified the Trustee that Walter Natural Gas, LLC, a wholly owned subsidiary of Walter Energy, Inc., entered into a definitive purchase agreement dated April 28, 2010 to acquire certain Alabama natural gas interests of HighMount Exploration & Production LLC, effective March 1, 2010. On May 28, 2010 HighMount completed the sale of the membership interests of HighMount Exploration & Production LLC to Walter Natural Gas, LLC. As a result of this transaction, Walter changed the name of HighMount Black Warrior Basin LLC to Walter Black Warrior Basin LLC. The acquisition included HBWB’s Alabama coal bed methane operations, including approximately the 532 existing conventional gas wells in which the Trust has a net profits interest. At this time, the Trust anticipates no change in operations or reporting that will significantly impact the Trust or its future revenue stream.
     Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6548 (toll-free)